PRICING SUPPLEMENT	Filed pursuant to Rule 424(b)(3)
(To Prospectus Supplement dated January 7, 2009	Registration No. 333-156316
and Prospectus dated December 23, 2008)
KfW, Frankfurt/Main, Federal Republic of Germany
U.S.$3,000,000,000 Floating Rate Notes Due January 21, 2010
CUSIP: 48245ABS9
ISIN: US48245ABS96
               Investing in the Notes involves certain risks that are described in the “Risk Factors” section in the Prospectus Supplement.

		Discounts and	Proceeds,
	Price to Public(1)	Commissions	before expenses to KfW

Per Note	100%	—	100%
Total	U.S.$3,000,000,000	—	U.S.$3,000,000,000

(1)	Plus accrued interest, if any, from the Interest Commencement Date specified below, if the notes are delivered after that date.
     The Dealers named below expect to deliver the notes to investors on or about January 21, 2009.

               Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this pricing supplement or the related prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

CREDIT SUISSE
RBS GREENWICH CAPITAL
JANUARY 15, 2009

ABOUT THIS PRICING SUPPLEMENT
          This pricing supplement supplements the accompanying prospectus supplement dated January 7, 2009 relating to KfW’s Medium-Term Note Program and the accompanying prospectus dated December 23, 2008 relating to KfW’s debt securities. If the information in this pricing supplement differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this pricing supplement.
          You should read this pricing supplement along with the accompanying prospectus supplement and prospectus. All three documents contain information you should consider when making your investment decision. You should rely only on the information provided or incorporated by reference in this pricing supplement, the prospectus and the prospectus supplement. We have not authorized anyone else to provide you with different information. KfW and the dealers are offering to sell the notes and seeking offers to buy the notes only in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying prospectus supplement and prospectus is current only as of this date, and information incorporated by reference is current only as of the date of such information.

SPECIFIC TERMS

Issuer: KfW	Title of Securities: U.S.$3,000,000,000 Floating Rate Notes due January 21, 2010

Aggregate Principal Amount: U.S.$3,000,000,000	Maturity Date: January 21, 2010

Original Issue Date: January 21, 2009	Initial Interest Rate: N/A

Interest Commencement Date: January 21, 2009	First Interest Payment Date: April 21, 2009

Final Redemption Price: 100%

Indexed Notes:
Details: N/A
Type of Floating Rate Note:
☑ Regular Floating Rate

☐ Floating Rate/Fixed Rate

Fixed Rate Commencement Date:

☐ Fixed Rate/Floating Rate

Fixed Interest Rate:

Floating Rate Commencement Date:

☐ Inverse Floating Rate

☐ Other:
Interest Rate Basis/Bases:
☐ CD Rate

☐ CMT Rate:

☐ CMT (T7051 Page)

☐ CMT (T7052 Page)

☐ Commercial Paper Rate

☐ Federal Funds Rate

☑ LIBOR: USD-LIBOR-BBA

LIBOR Currency (if not U.S. dollars):

LIBOR Reuters Screen Page (if not U.S. dollars):

☐ Prime Rate

☐ Treasury Rate:

☐ Other:

Spread: Plus 0.05%	Maximum Interest Rate:
Spread Multiplier:	Minimum Interest Rate:
Index Maturity: 3-months-USD-LIBOR
Interest Reset Period:

☐ daily	☐ weekly	☐ monthly
☑ quarterly	☐ semi-annually	☐ annually
Interest Reset Date(s): as provided in §3(B) of the Conditions (unless otherwise specified) Each Interest Payment Date

Interest Determination Date(s): as provided in §3(C) of the Conditions (unless otherwise specified)
Interest Calculation Date(s): as provided in §3(F)(1) of the Conditions (unless otherwise specified)
Calculation Agent:

☑ Deutsche Bank Trust Company Americas

☐ Other:
Interest Payment Date(s): unless otherwise specified, the 21st day of the following
(subject to §3(E) in the Conditions)

☐ Each of the 12 calendar months in each year

☐ Each March, June, September and December in each year:

Each of the following two calendar months in each year:

The following calendar month in each year: April, July and October and the Maturity Date
Redemption:      ☐ Yes          ☑ No
Redemption Commencement Date (as provided in para. 3 of §7 of the Conditions):

Redemption Date(s) (as provided in para. 2 of §7 of the Conditions):

Minimum Redemption Notice Period:

Redemption Price (expressed as a percentage of the Aggregate Principal Amount to be redeemed):
Repayment:      ☐ Yes           ☑ No
Repayment Date(s):

Minimum Repayment Notice Period:
Repayment Price (expressed as a percentage of the Aggregate Principal Amount to be repaid):
Specified Currency: U.S. dollars for all payments unless otherwise specified below:
Payments of principal and any premium: U.S. dollars

Payments of interest: U.S. dollars

Authorized Denomination: U.S.$1,000

Exchange Rate Agent: N/A

Original Issue Discount Note (“OID”):	☐ Yes	☑ No
Total Amount of OID:

Yield to Maturity:

Initial Accrual Period OID:
Other Terms of Notes:

Terms left blank or marked “N/A,” “No,” “None” or in a similar manner shall not apply to the issue of Notes except as may otherwise be specified.

PLAN OF DISTRIBUTION
Credit Suisse Securities (USA) LLC and Greenwich Capital Markets, Inc. are acting as dealers for the Notes and have agreed to purchase, as principals, at a price equal to 100% of the principal amount of the Notes, a principal amount of U.S.$1,500,000,000 of the Notes each.